Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-188309

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Floating Rate Senior Notes, Series due November 24, 2017	$100,000,000	$11,620

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 3, 2013)

OGE ENERGY CORP.

$100,000,000
Floating Rate Senior Notes, Series Due November 24, 2017

We are offering $100,000,000 of our Floating Rate Senior Notes, Series due November 24, 2017 (the "Senior Notes"). We will pay interest on the Senior Notes quarterly in arrears on February 24, May 24, August 24 and November 24 of each year, commencing February 24, 2015. The per annum interest rate on the Senior Notes will be reset quarterly based on the three-month LIBOR plus 0.55%. The Senior Notes will not be redeemable prior to maturity.
Please read the information described under the captions “Supplemental Description of Debt Securities” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms of the Senior Notes.
Investing in our Senior Notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.
The Senior Notes are our senior unsecured obligations and, as described below under the caption “Supplemental Description of Debt Securities,” rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. We currently have no outstanding debt obligations that are junior to the Senior Notes. The Senior Notes will not have the benefit of any financial or other restrictive covenants.
The Senior Notes are a new issue of securities with no established trading market. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Price to Public (1)	100.00%	$100,000,000
Underwriting Discount	0.35%	$350,000
Proceeds, before expenses to OGE Energy Corp. (1)	99.65%	$99,650,000

(1)	Plus accrued interest from November 24, 2014, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes on or about November 24, 2014 through the book-entry facilities of The Depository Trust Company.
BNY Mellon Capital Markets, LLC        RBC Capital Markets            Wells Fargo Securities

November 19, 2014.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS
Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
FORWARD-LOOKING STATEMENTS	S-1
PROSPECTUS SUPPLEMENT SUMMARY	S-3
RISK FACTORS	S-7
USE OF PROCEEDS	S-7
SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES	S-7
UNDERWRITING	S-9
EXPERTS	S-11
WHERE YOU CAN FIND MORE INFORMATION	S-11

Prospectus

ABOUT THIS PROSPECTUS	i
FORWARD-LOOKING STATEMENTS	1
OGE ENERGY CORP.	2
RISK FACTORS	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	3
DESCRIPTION OF CAPITAL STOCK	3
DESCRIPTION OF DEBT SECURITIES	5
BOOK-ENTRY SYSTEM	10
PLAN OF DISTRIBUTION	11
LEGAL OPINIONS	12
EXPERTS	13
WHERE YOU CAN FIND MORE INFORMATION	13

In this prospectus supplement, “the Company”, “we”, “us” and “our” refer to OGE Energy Corp.; and “underwriters” refers to the firms listed on the cover of this prospectus supplement.
This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with these documents. This information is available without charge upon written or oral request.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is a supplement to the accompanying prospectus that also is a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell an unspecified amount of the securities described in the accompanying prospectus, of which this offering is a part. This prospectus supplement provides you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our Senior Notes and other information you should know before investing in our Senior Notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information" in this prospectus supplement before investing in our Senior Notes. For more details, you should read the exhibits filed with the registration statement of which this prospectus supplement and the accompanying prospectus are a part.
FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should,” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•
general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures;

•	our ability and the ability of our subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations;

•	prices and availability of electricity, coal, natural gas and natural gas liquids;

•
the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable Midstream Partners, LP ("Enable"), and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines;

•
the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable serves;

•	business conditions in the energy and natural gas midstream industries;

•	competitive factors, including the extent and timing of the entry of additional competition in the markets we serve;

•	unusual weather;

•	availability and prices of raw materials for current and future construction projects;

•
Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

•	environmental laws and regulations that may impact our operations;

•	changes in accounting standards, rules or guidelines;

•	the discontinuance of accounting principles for certain types of rate-regulated activities;

•	the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events;

•	advances in technology;

•	creditworthiness of suppliers, customers and other contractual parties;

•	difficulty in making accurate assumptions and projections regarding future revenues and costs associated with our equity investment in Enable that we do not control; and

•	other factors listed from time to time in reports we file with the Securities and Exchange Commission, or the SEC.
In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained or incorporated by reference in this prospectus supplement and accompanying prospectus will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013 and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
OGE Energy Corp.
Company Background
We are an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States. We conduct these activities through two business segments: (i) electric utility and (ii) natural gas midstream operations.
Our electric utility segment generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. These operations are conducted through our subsidiary, Oklahoma Gas and Electric Company (“OG&E”), and are subject to regulation by the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission. OG&E was incorporated in 1902 under the laws of the Oklahoma Territory. OG&E is the largest electric utility in Oklahoma and its franchised service territory includes the Fort Smith, Arkansas area. OG&E sold its retail natural gas business in 1928 and is no longer engaged in the natural gas distribution business.
Our natural gas midstream operations segment consists of our investment in Enable. Enable is engaged in the business of gathering, processing, transporting and storing natural gas. Enable's natural gas gathering and processing assets are strategically located in four states and serve natural gas production from shale developments in the Anadarko, Arkoma and Ark-La-Tex basins. Enable also owns an emerging crude oil gathering business in the Bakken shale formation that commenced initial operations in November 2013. Enable is continuing to construct additional crude oil gathering capacity in this area. Enable's natural gas transportation and storage assets extend from western Oklahoma and the Texas Panhandle to Alabama and from Louisiana to Illinois.
The general partner of Enable is equally controlled by CenterPoint Energy, Inc. and us, and we each have 50 percent of the management rights. Based on the 50/50 management ownership, with neither company having control, effective May 1, 2013, we began accounting for our interest in Enable using the equity method of accounting. At September 30, 2014, through our wholly owned subsidiary OGE Enogex Holdings LLC, we hold 26.3 percent of the limited partner interests in Enable. We also own a 60 percent interest in any incentive distribution rights in Enable.
We were incorporated in August 1995 in the state of Oklahoma and our principal executive offices are located at 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321; telephone 405-553-3000.

The Offering
The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including “Supplemental Description of Debt Securities”, the accompanying prospectus, including “Description of Debt Securities”, and the documents referred to in this prospectus supplement and the accompanying prospectus.

Issuer	OGE Energy Corp.
Securities Offered	$100,000,000 principal amount of Floating Rate Senior Notes, Series due November 24, 2017
Maturity	November 24, 2017
Interest Rate	The per annum interest rate on the Senior Notes will be reset quarterly based on the three-month LIBOR plus 0.55%.
Interest Payment Dates	February 24, May 24, August 24 and November 24 of each year, beginning on February 24, 2015.
Ranking
The Senior Notes are our senior unsecured obligations and rank equally with all of our existing and future unsecured and unsubordinated indebtedness. We currently have no outstanding debt obligations that are junior to the Senior Notes. We are structured as a holding company and conduct substantially all of our business operations through our subsidiaries and our investment in Enable. The Senior Notes will be effectively subordinated to existing and future liabilities of our subsidiaries. At September 30, 2014, our subsidiaries had aggregate indebtedness and other liabilities of approximately $5.0 billion. The Indenture under which the Senior Notes will be issued will not prevent us from incurring additional indebtedness, which may be secured by some or all of our assets. As of the date of this prospectus supplement, we do not have any plans to issue secured indebtedness. The Senior Notes will not have the benefit of any financial or other restrictive covenants.

Redemption	The Senior Notes will not be redeemable prior to maturity.
Reopening of Series
We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms (except for the public offering price, issue date and, if applicable, the initial interest payment date) as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture. See "Supplemental Description of Senior Notes—Reopening of Series" for more information.

Use of Proceeds
The net proceeds from the sale of the Senior Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately $ 99.35 million. We will add the net proceeds from the sale of the Senior Notes to our general funds and use those net proceeds to repay short-term debt, including short-term debt incurred to pay at maturity $100,000,000 of our 5.000% Senior Notes, Series due November 15, 2014. See “Use of Proceeds” on page S-7. At November 18, 2014, we had approximately $439.1 million of short-term debt outstanding.

Trustee	UMB Bank, N.A.
Risk Factors
Investing in the Senior Notes involves risks. See "Risk Factors" in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the Senior Notes.

Summary Financial Data
We are providing the following selected financial information to assist you in analyzing an investment in our Senior Notes. We derived the financial information presented below as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 from the audited financial statements included in our Form 10-K for the year ended December 31, 2013. We derived the financial information presented below as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 from our interim unaudited financial statements included in our Form 10-Q for the quarter ended September 30, 2014. In the opinion of management, such interim unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, that are necessary to present fairly the results for the interim periods presented.
The financial information below should be read in conjunction with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and other reports filed by us with the Securities and Exchange Commission, which we have incorporated by reference into this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)		(Audited)
	(In millions)

Income statement data:
Operating revenues	$1,926.9	$2,358.8	$2,867.7	$3,671.2	$3,915.9
Cost of sales	869.6	1,196.6	1,428.9	1,918.7	2,277.9
Operating expenses	605.6	682.0	885.3	1,075.6	991.3
Operating income	451.7	480.2	553.5	676.9	646.7

Equity in earnings of unconsolidated affiliates	131.9	64.5	101.9	—	—
Allowance for equity funds used during construction	3.0	4.4	6.6	6.2	20.4
Other income	11.7	25.4	31.8	17.6	19.8
Other expense	(11.2)	(15.9)	(22.2)	(16.5)	(21.7)
Interest expense	112.5	112.2	147.5	164.1	140.9
Income tax expense	137.2	110.2	130.3	135.1	160.7
Net income	337.4	336.2	393.8	385.0	363.6
Less: Net income attributable to noncontrolling interest (1)	—	6.2	6.2	30.0	20.7
Net income attributable to OGE Energy	$337.4	$330.0	$387.6	$355.0	$342.9

		At December 31,
	At September 30, 2014	2013	2012
	(Unaudited)	(Audited)
	(In millions)
Balance sheet data:
Net property, plant and equipment	$6,927.1	$6,672.8	$8,344.8
Total assets	$9,462.7	$9,134.7	$9,922.2
Long-term debt due within one year	—	$100.0	—
Long-term debt	$2,509.7	$2,300.1	$2,848.6
Total stockholders' equity	$3,243.0	$3,037.1	$3,072.4
(1)Represents income attributable to minority investor in Enogex LLC prior to the formation of Enable.

Ratio of Earnings to Fixed Charges
(Unaudited)
Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below.

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	5.05	4.30	3.94	4.12	4.02	3.38
For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of pre-tax income from continuing operations plus fixed charges, less allowance for borrowed funds used during construction and minority interest expense; and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.
Assuming that our variable interest rate debt continues at interest rates in effect on September 30, 2014, the annual interest requirement on our long-term debt outstanding at September 30, 2014, was approximately $138.7 million.
Capitalization
The following table sets forth our short-term debt and capitalization at September 30, 2014.

	At September 30, 2014
	(Unaudited)
	Millions of Dollars	Percent of Capitalization
Short-term debt	$411.4	6.7%
Long-Term debt	2,509.7	40.7%
Total debt	2,921.1	47.4%
Total stockholders' equity	3,243.0	52.6%
Total capitalization	$6,164.1	100.0%

RISK FACTORS
An investment in our Senior Notes involves risk. Prior to making a decision about investing in the Senior Notes, you should carefully consider the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2013 under the heading "Risk Factors" and other filings we may make from time to time with the SEC. Such factors could affect actual results and cause results to differ materially from those expressed in any forward-looking statements made by or on our behalf. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also affect our business operations.
USE OF PROCEEDS
We anticipate that the net proceeds from the offering (after deducting the underwriting discount and estimated offering expenses) will be approximately $99.35 million. We will add the net proceeds from the sale of the Senior Notes to our general funds and use those proceeds to repay short-term debt, including short-term debt incurred to pay at maturity $100,000,000 of our 5.000% Senior Notes, Series due November 15, 2014. At November 18, 2014, we had approximately $439.1 million of short-term debt outstanding.
SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES
Please read the following information concerning the Senior Notes in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Senior Notes will be issued under the Indenture dated as of November 1, 2004, as supplemented (the “Indenture”), that we have entered into with UMB Bank, N.A., as trustee (the “Trustee”). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.
General
We will offer $100,000,000 of Floating Rate Senior Notes, Series due November 24, 2017 as a series of notes under the Indenture.
Maturity
The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on November 24, 2017.
Interest
Each Senior Note shall bear interest from the date of original issuance, payable quarterly in arrears on February 24, May 24, August 24 and November 24 of each year to the person in whose name such Senior Note is registered at the close of business on the fifteenth calendar day prior to such interest payment date, whether or not a business day. However, interest payable on the maturity date of a Senior Note will be paid to the person to whom principal is payable. The initial interest payment date is February 24, 2015. The amount of interest payable will be computed on the basis of the actual number of days elapsed over a 360-day year. If any interest payment date (other than the maturity date) would otherwise be a day that is not a business day, the interest payment date will be the next succeeding business day. If the maturity date is not a business day, the principal and interest due on that date will be payable on the next succeeding business day, and no interest shall accrue for the intervening period. The Company will pay the principal of the Senior Notes and interest payable at maturity in immediately available funds at the corporate trust offices of the Trustee, UMB Bank, N.A.
The Senior Notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by Oklahoma law or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.55%. Promptly upon such determination, the Calculation Agent will notify us and the Trustee, if the Trustee is not then serving as the

Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Senior Notes, us and the Trustee.
Upon the request of a holder of the Senior Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.
The accrued interest for any period is calculated by multiplying the principal amount of a Senior Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.
All percentages resulting from any calculation of the interest rate on the Senior Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).
The following definitions apply to the Senior Notes.
“Bloomberg L.P.’s page “BBAM”” means the display that appears on Bloomberg L.P.’s page “BBAM” or any page as may replace such page on such service (or any successor service) for the purpose of displaying the London interbank offered rate for U.S. dollar deposits.
“Calculation Agent” means UMB Bank, N.A., or its successor appointed by us, acting as calculation agent.
“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.
“Interest Period” means the period commencing on an interest payment date for the Senior Notes (or, with respect to the initial Interest Period only, commencing on the issue date for the Senior Notes) and ending on the day before the next succeeding interest payment date for the Senior Notes.
“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next interest payment date that appears on Bloomberg L.P.'s page "BBAM" as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period. If such rate does not appear on Bloomberg L.P.'s page "BBAM" as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters of the Senior Notes, selected by the Company, at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters of the Senior Notes, selected by the Company, at approximately 11:00 a.m., New York City time, on the Interest Determination Date for that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Company to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period.
“London Business Day” means a day that is a business day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

Ranking; No Financial Covenants
The Senior Notes will be unsecured obligations and will rank on a parity with all of our other existing and future unsecured and unsubordinated indebtedness. The Senior Notes will be obligations exclusively of the Company. We are structured as a holding company and conduct substantially all of our business operations through our subsidiaries and our investment in Enable. As a holding company, we have no material assets other than our ownership of the common stock of our subsidiaries and our investment in Enable. The Senior Notes will be effectively subordinated to existing and future liabilities of our subsidiaries. At September 30, 2014, our subsidiaries had aggregate indebtedness and other liabilities of approximately $5.0 billion.
The Indenture does not contain any financial or other restrictive covenants.
Reopening of Series
We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms ( except for the public offering price, issue date and, if applicable, the initial interest payment date) as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture.
No Redemption
The Senior Notes will not be redeemable prior to maturity.
No Sinking Fund
We will not be required to make any sinking fund payments with regard to the Senior Notes.
Forms and Denomination
The Senior Notes will be issued as one or more global securities in the name of a nominee of The Depository Trust Company and will be available only in book-entry form. See “Book-Entry System” in the accompanying prospectus. The Senior Notes are available for purchase in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally agreed to purchase from us, the respective amount of Senior Notes set forth opposite its name below:

Underwriter	Principal Amount of Senior Notes
BNY Mellon Capital Markets, LLC	$33,333,000
RBC Capital Markets, LLC	33,333,000
Wells Fargo Securities, LLC	33,334,000
Total	$100,000,000
If any of the Senior Notes are purchased by the underwriters under the underwriting agreement, then all of the Senior Notes must be purchased.
The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. They also may offer the Senior Notes to dealers at the public offering price less a concession not in excess of 0.20% of the principal amount of the Senior Notes. The underwriters may allow, and the dealers may reallow, a concession not in excess of 0.15% of the principal amount of the Senior Notes on sales to other dealers. After the initial offering of the Senior Notes to the public is completed, the underwriters may change the offering price and the concessions.
The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of the Senior Notes.

	Per Senior Note	Total
Floating Rate Senior Notes, Series due November 24, 2017	0.35%	$350,000

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $300,000 and will be payable by us.
Prior to this offering, there has been no public market for the Senior Notes. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system. The underwriters have informed us that they may make a market in the Senior Notes from time to time. The underwriters are under no obligation to make a market in the Senior Notes and any such market may be discontinued without notice.
In connection with the offering of the Senior Notes, the rules of the SEC permit the underwriters to engage in transactions that stabilize the price of the Senior Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes. If the underwriters create a short position in the Senior Notes (that is, if they sell a larger principal amount of the Senior Notes than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing Senior Notes in the open market.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor any of the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters can assure you that the underwriters will in fact engage in these transactions, or that these transactions, once begun, will not be discontinued without notice by the underwriters.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Alternatively, we may be required to contribute to payments that the underwriters may be required to make as a result of these liabilities.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, the underwriters and their affiliates have provided, and may in the future provide, investment banking, advisory or commercial banking services to us and our affiliates for which they have received, or may receive, customary fees and expenses. Affiliates of certain of the underwriters are participants in our credit facility and OG&E's credit facility.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference which, as to the year 2013, are based in part on the report of Deloitte & Touche LLP, independent registered public accounting firm. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The combined and consolidated financial statements of Enable Midstream Partners, LP (previously named CenterPoint Energy Field Services, LLC) and subsidiaries, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K filed November 12, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the preparation of the combined and consolidated financial statements of Enable Midstream Partners, LP from the historical accounting records maintained by CenterPoint Energy, Inc. and its subsidiaries and includes an explanatory paragraph relating to the retrospective application of the reverse unit split described in Note 1). Such combined and consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
The SEC allows us to “incorporate by reference” in this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information contained in or incorporated by reference in this prospectus supplement. We incorporate by reference the following documents:

•
Our Annual Report on Form 10-K for the year ended December 31, 2013, except for the financial statements of Enable Midstream Partners, LP as of and for the three years ended December 31, 2013 filed as exhibit 99.06, which are incorporated by reference to Exhibit 99.01 of our Current Report on Form 8-K, filed with the SEC on November 12, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 5, 2014, March 25, 2014, April 23, 2014, May 21, 2014, June 25, 2014, September 3, 2014 and November 12, 2014.
We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement until we sell all of the Senior Notes.
We are not required to, and do not expect to, provide annual reports to holders of our debt securities unless specifically requested by a holder.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Corporate Secretary
OGE Energy Corp.
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

PROSPECTUS

OGE ENERGY CORP.
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

COMMON STOCK, $0.01 PAR VALUE PER SHARE
DEBT SECURITIES
________________________
We may offer for sale from time to time in one or more issuances (1) shares of our common stock, par value $0.01 per share, and (2) one or more series of unsecured debt securities, which may be notes or debentures or other unsecured evidences of indebtedness. The common stock and debt securities are collectively referred to in this prospectus as the "Securities." We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering.
We will provide the specific terms of these Securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.
Our common stock trades on the New York Stock Exchange under the symbol "OGE." On May 1, 2013, the closing price of our common stock on the New York Stock Exchange was $71.00 per share.
Prior to making a decision about investing in our Securities, you should consider carefully any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K and other filings we may make from time to time with the Securities and Exchange Commission ("SEC"). See "Risk Factors" on page 3.
________________________
Neither the SEC nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
________________________
The date of this prospectus is May 3, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you is accurate only as of the date on the front cover of those documents.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
FORWARD-LOOKING STATEMENTS	1
OGE ENERGY CORP.	2
RISK FACTORS	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	3
DESCRIPTION OF CAPITAL STOCK	3
DESCRIPTION OF DEBT SECURITIES	5
BOOK-ENTRY SYSTEM	10
PLAN OF DISTRIBUTION	11
LEGAL OPINIONS	12
EXPERTS	13
WHERE YOU CAN FIND MORE INFORMATION	13

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, we are registering an unspecified amount of our Securities, and may issue any of such Securities in one or more offerings. This prospectus provides you with a general description of the Securities we may offer. Each time we sell any of the Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." For more details, you should read the exhibits filed with the registration statement of which this prospectus is a part. In this prospectus, "we," "us," "our" and "our company" refer to OGE Energy Corp.

i

FORWARD-LOOKING STATEMENTS

Except for the historical statements contained herein and therein, the matters discussed in this prospectus and the documents incorporated by reference are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•
general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures;

•	our ability and the ability of our subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations;

•
prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, percent-of-proceeds, keep-whole and fixed-fee;

•	business conditions in the energy and natural gas midstream industries;

•	competitive factors including the extent and timing of the entry of additional competition in the markets we serve;

•	unusual weather;

•	availability and prices of raw materials for current and future construction projects;

•
Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

•	environmental laws and regulations that may impact our operations;

•	changes in accounting standards, rules or guidelines;

•	the discontinuance of accounting principles for certain types of rate-regulated activities;

•	the cost of protecting assets against, or damage due to, terrorism or cyber attacks and other catastrophic events;

•	advances in technology;

•	creditworthiness of suppliers, customers and other contractual parties;

•	the higher degree of risk associated with our nonregulated business compared with our regulated utility business;

•
the risk that the midstream partnership between OGE Energy and CenterPoint Energy, Inc. may not be able to successfully integrate the operations of Enogex LLC and a wholly-owned subsidiary of CenterPoint Energy Inc.; and

•	other risk factors listed from time to time in the reports we file with the SEC.
In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in or incorporated by reference in this prospectus will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2012 and other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information." We may also describe additional risk factors in the applicable prospectus supplement.
OGE ENERGY CORP.
We are an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States. Our businesses consist of electric utility, natural gas transportation and storage and natural gas gathering and processing.
Our electric utility business generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. These operations are conducted through Oklahoma Gas and Electric Company ("OG&E") and are subject to regulation by the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission. OG&E is the largest electric utility in Oklahoma and its franchised service territory includes the Fort Smith, Arkansas area. OG&E sold its retail gas business in 1928 and is no longer engaged in the natural gas distribution business.
Prior to May 1, 2013, our natural gas gathering, processing, transportation and storage operations were conducted through our wholly-owned subsidiary, OGE Enogex Holdings LLC, which, at March 31, 2013, owned a 79.9 percent membership interest in Enogex Holdings and its subsidiaries ("Enogex"), which are providers of integrated natural gas midstream services. Most of Enogex's natural gas gathering, processing, transportation and storage assets are strategically located in the Arkoma and Anadarko basins of Oklahoma and the Texas Panhandle.

On March 14, 2013, we entered into a Master Formation Agreement ("MFA") with two affiliates of ArcLight Capital Partners, LLC (Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC, collectively, the "Bronco Group"), and CenterPoint Energy, Inc. ("CenterPoint"), pursuant to which we, the Bronco Group and CenterPoint agreed to form a midstream partnership to own and operate our midstream business and the midstream business of a wholly owned subsidiary of CenterPoint. This transaction closed on May 1, 2013. Accordingly, as of May 1, 2013, we held a 28.5 percent limited partner interest in the midstream partnership and a 50 percent management interest in the general partner of the midstream partnership.
We were incorporated in Oklahoma on August 4, 1995 and became the holding company parent of OG&E and Enogex on December 31, 1996. Our principal executive offices are located at 321 N. Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is (405) 553-3000. Our web site address is www.oge.com. Our web site address is provided for informational purposes only. No information contained in, or that can be accessed through, our web site is to be considered part of this prospectus.

RISK FACTORS

An investment in our Securities involves risk. Prior to making a decision about investing in our Securities, you should carefully consider any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K under the heading "Risk Factors" and other filings we may make from time to time with the SEC. Such factors could affect actual results and cause results to differ materially from those expressed in any forward-looking statements made by or on our behalf. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also affect our business operations.

USE OF PROCEEDS

Unless we indicate otherwise in any applicable prospectus supplement or other offering materials, we intend to add the net proceeds from the sale of the Securities to our general funds and to use those proceeds for general corporate purposes, including to fund our operating units and subsidiaries and to repay short-term debt. The specific use of the proceeds of a particular offering of Securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

	Twelve Months Ended March 31,	Three Months Ended March 31,	Year Ended December 31,
	2013	2013	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	3.80	1.95	3.94	4.12	4.02	3.38	3.55
Due to normal seasonal fluctuations within our business and other factors, our operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any future period.

For purposes of computing our ratio of earnings to fixed charges, (1) earnings consist of pre-tax income plus fixed charges, less allowance for borrowed funds used during construction and other capitalized interest and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.
Assuming that our variable interest rate debt continues at interest rates in effect on March 31, 2013, the annual interest requirement on our long-term debt outstanding at March 31, 2013, was approximately $175.1 million.
DESCRIPTION OF CAPITAL STOCK
The following statements are summaries of certain provisions of our Restated Certificate of Incorporation and are subject to the detailed provisions thereof. Such summaries do not purport to be complete, and reference is made to our Restated Certificate of Incorporation (which is filed as Exhibit 3.01 to our Form 10-Q for the quarter ended June 30, 2011, File No. 1-12579) for a full and complete statement of such provisions.
Authorized Shares
Under our Restated Certificate of Incorporation, we are authorized to issue 225,000,000 shares of common stock, par value $0.01 per share, of which 99,116,609 shares were outstanding on March 31, 2013.
We are also authorized to issue 5,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are currently outstanding. Without shareholder approval, we may issue preferred stock in the future in such series as may be designated by our board of directors. In creating any such series, our board of directors has the authority to fix the rights and preferences of each series with respect to, among other things, the dividend rate, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. The terms of any series of preferred stock that we may issue in the future may provide the holders of such preferred stock with rights that are senior to the rights of the holders of our common stock.

Dividend Rights
Before we can pay any dividends on our common stock, the holders of our preferred stock that may be outstanding are entitled to receive their dividends at the respective rates as may be provided for the shares of their series. Currently, there are no shares of our preferred stock outstanding. Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and other equity interests and the distribution or other payment of those earnings to us in the form of dividends or distributions, or in the form of repayments of loans or advances to us. We expect to derive principally all of the funds required by us to enable us to pay dividends on our common stock from dividends paid by OG&E, on OG&E's common stock, and from distributions paid by OGE Enogex Holdings LLC, on OGE Enogex's limited liability company interests, including distributions from its equity interests. Our ability to receive dividends on OG&E's common stock is subject to the prior rights of the holders of any OG&E preferred stock that may be outstanding, any covenants of OG&E's certificate of incorporation and OG&E's debt instruments limiting the ability of OG&E to pay dividends and the ability of public utility commissions that regulate OG&E to effectively restrict the payment of dividends by OG&E. Our ability to receive distributions on OGE Enogex's limited liability company interests is subject to the prior rights of existing and future holders of such limited liability company interests that may be outstanding and any covenants in the debt instruments of OGE Enogex and its subsidiaries and equity interests limiting the ability to pay distributions.
Voting Rights
Each holder of common stock that may be issued in the future is entitled to one vote per share upon all matters upon which shareowners have the right to vote and generally will vote together as one class. Our board of directors has the authority to fix conversion and voting rights for any new series of preferred stock (including the right to elect directors upon a failure to pay dividends), provided that no share of preferred stock can have more than one vote per share.
Our Restated Certificate of Incorporation also contains "fair price" provisions, which require the approval by the holders of at least 80 percent of the voting power of our outstanding voting stock as a condition for mergers, consolidations, sales of substantial assets, issuances of capital stock and certain other business combinations and transactions involving us and any substantial (10 percent or more) holder of our voting stock unless the transaction is either approved by a majority of the members of our board of directors who are unaffiliated with the substantial holder or specified minimum price and procedural requirements are met. The provisions summarized in the foregoing sentence may be amended only by the approval of the holders of at least 80 percent of the voting power of our outstanding voting stock. Our voting stock consists of all outstanding shares entitled to vote generally in the election of directors and currently consists of our common stock.
Our voting stock does not have cumulative voting rights for the election of directors. Our Restated Certificate of Incorporation and By-Laws currently contain provisions stating that: (1)  directors may be removed only with the approval of the holders of at least a majority of the voting power of our shares generally entitled to vote; (2) any vacancy on the board of directors will be filled only by the remaining directors then in office, though less than a quorum; (3) advance notice of introduction by shareowners of business at annual shareowner meetings and of shareowner nominations for the election of directors must be given and that certain information must be provided with respect to such matters; (4) shareowner action may be taken only at an annual meeting of shareowners or a special meeting of shareowners called by the President or the board of directors; and (5) the foregoing provisions may be amended only by the approval of the holders of at least 80 percent of the voting power of the shares generally entitled to vote. These provisions, along with the "fair price" provisions discussed above, the business combination and control share acquisition provision discussed below, may deter attempts to cause a change in control of our company (by proxy contest, tender offer or otherwise) and will make more difficult a change in control that is opposed by our board of directors.
Liquidation Rights
Subject to possible prior rights of holders of other preferred stock that may be issued in the future, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common stock are entitled to receive the remaining assets and funds pro rata, according to the number of shares of common stock held.
Other Provisions
Oklahoma has enacted legislation aimed at regulating takeovers of corporations and restricting specified business combinations with interested shareholders. Under the Oklahoma General Corporation Act, a shareowner who acquires more than 15 percent of the outstanding voting shares of a corporation subject to the statute, but less than 85 percent of such shares, is prohibited from engaging in specified "business combinations" with the corporation for three years after the date that the shareowner became an interested stockholder. This provision does not apply if (1) before the acquisition date the corporation's board of directors has approved either the business combination or the transaction in which the shareowner became an interested shareowner or (2) the corporation's board of directors approves the business combination and at least two-thirds of the outstanding voting stock of the corporation not owned by the interested shareowner vote to authorize the business combination. The term "business combination" encompasses a wide variety of transactions with or caused by an interested shareowner in which the interested shareowner receives or could receive a benefit on other than a pro rata basis with other shareowners, including mergers, specified asset sales, specified issuances of additional shares to the interested shareowner, transactions with the corporation that increase the proportionate interest of the interested shareowner or transactions in which the interested shareowner receives certain other benefits.
Oklahoma law also contains control share acquisition provisions. These provisions generally require the approval of the holders of a majority of the corporation's voting shares held by disinterested shareowners before a person purchasing one-fifth or more of the corporation's voting shares can vote the shares in excess of the one-fifth interest. Similar shareholder approvals are required at one-third and majority thresholds.
The board of directors may allot and issue shares of common stock for such consideration, not less than the par value thereof, as it may from time to time determine. No holder of common stock has the preemptive right to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock is not subject to further calls or to assessment by us.
Our common stock is listed on the New York Stock Exchange. Computershare is the Transfer Agent and Registrar for our common stock.
DESCRIPTION OF DEBT SECURITIES
The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which our debt securities will be issued. These summaries are not complete. The indenture and the form of supplemental indenture applicable to our debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and the supplemental indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.
We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement. At March 31, 2013, there was one series of senior debt securities, aggregating $100.0 million in principal amount, outstanding under the Indenture (as defined below).
Our debt securities will be represented either by global securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificated form issued to the registered owners, as described in the applicable prospectus supplement. See "Book-Entry System" in this prospectus.
General
We may issue our debt securities as notes or debentures or other unsecured evidences of indebtedness (collectively referred to as the "Debt Securities") in one or more new series under an indenture dated as of November 1, 2004 between us and UMB Bank, N.A., as trustee (the "Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of Debt Securities, is referred to in this prospectus as the "Indenture."
The Debt Securities will be unsecured obligations and will rank on a parity with our other existing and future unsecured and unsubordinated indebtedness, including other senior debt securities previously issued under the Indenture and senior debt securities that may be issued under the Indenture subsequent to the issuance of the Debt Securities.
The Debt Securities will be obligations exclusively of our company. As a holding company, we have no material assets other than our ownership of the common stock of our subsidiaries. Unless we say otherwise in a prospectus supplement, we will rely entirely upon distributions and other amounts received from our subsidiaries to meet the payment obligations under the Debt Securities.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the Debt Securities or otherwise to make any funds available to us. This includes the payment of dividends or other distributions or the extension of loans or advances, unless we say otherwise in a prospectus supplement. Public utility commissions that regulate our utility subsidiary may effectively restrict the payment of dividends to us by our utility subsidiary. See "Description of Capital Stock-Dividend Rights" for a description of certain limits on the ability of our regulated utility subsidiary, OG&E, to pay dividends on its common stock.
Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the Debt Securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the Debt Securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.
We sometimes refer in this prospectus to debt securities issued under the Indenture, whether previously issued or to be issued in the future, including the Debt Securities, as the "Notes." The amount of Notes that we may issue under the Indenture is not limited.
The Debt Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Debt Securities will specify:

•	the title, aggregate principal amount and offering price of that series of Debt Securities;

•	the interest rate or rates, or method of calculation of the rate or rates, on that series, and the date from which the interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the date on which the Debt Securities of that series will mature;

•	any redemption terms;

•
the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities of that series may be repaid, in whole or in part, at the option of the holder thereof; and

•	other specific terms applicable to the Debt Securities of that series.

Any special U.S. Federal income tax considerations applicable to Debt Securities sold at an original issue discount and any special U.S. Federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency other than U.S. dollars will be described in the prospectus supplement relating to that series of Debt Securities.
Unless we indicate otherwise in the applicable prospectus supplement, the Debt Securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Unless we indicate otherwise in the applicable prospectus supplement, there will be no provisions in the Indenture or the Debt Securities that require us to redeem, or permit the holders to cause a redemption or repurchase of, the Debt Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

Registration, Transfer And Exchange
Debt Securities of any series may be exchanged for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount, stated maturity and original issue date. (Section 2.06 of the Indenture.)
Unless we indicate otherwise in the applicable prospectus supplement, Debt Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07 of the Indenture.)
The Trustee will not be required to exchange or register a transfer of any Debt Securities of a series that is selected, called or being called for redemption except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06 of the Indenture.) See "Book-Entry System" in this prospectus.
Payment and Paying Agents
Principal, interest and premium, if any, on Debt Securities issued in the form of global securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on Debt Securities that are in the form of certificated securities will be paid by check mailed to the holder at that holder's address as it appears in the register for the Debt Securities maintained by the Trustee; however, a holder of $10,000,000 or more of Notes having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12 of the Indenture.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Debt Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee upon presentation of the Debt Securities. (Section 2.12 of the Indenture.)
All monies paid by us to a paying agent for the payment of principal, interest or premium on any Debt Securities that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us, and the holders of those Debt Securities may thereafter look only to us for payment of that principal, interest or premium. (Section 4.04 of the Indenture.)
Events of Default
The following are events of default under the Indenture:

•	default in the payment of principal and premium, if any, on any Note issued under the Indenture when due and payable and continuance of that default for a period of five days;

•	default in the payment of interest on any Note issued under the Indenture when due and continuance of that default for 30 days;

•
default in the performance or breach of any of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company. (Section 7.01 of the Indenture.)
Acceleration of Maturity. If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately. At any time after an acceleration of the Notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Notes has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the Notes. (Section 7.01 of the Indenture.)
Indemnification of Trustee. The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered reasonable security to the Trustee. (Section 8.02 of the Indenture.)
Right to Direct Proceedings. The holders of a majority in principal amount of the outstanding Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the Notes. The holders of a majority in principal amount of the outstanding Notes generally will be able to waive any past default or event of default except a default in the payment of principal, premium or interest on the Notes. (Section 7.07 of the Indenture.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Section 7.04 of the Indenture.)
Notice of Default. The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the Notes, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 7.08 of the Indenture.) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 5.05 of the Indenture.)

Modification
Unless we indicate otherwise in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the Debt Securities from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the Notes, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding Notes or the consent or approval of each holder affected by the proposed amendment.
We will not need the consent of the holders for the following types of amendments:

•	adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

•	adding security for the Notes; or

•	making various other modifications, generally of a ministerial or immaterial nature. (Section 12.01 of the Indenture.)
We will need the consent of the holders of each outstanding Note affected by a proposed amendment if the amendment would cause any of the following to occur:

•	a change in the maturity date or redemption date of any Note;

•	a reduction in the interest rate or extension of the time of payment of interest;

•	a reduction in the principal amount of any Note, the interest or premium payable on any Note, or the amount of principal that could be declared due and payable prior to the stated maturity;

•	a change in the currency of any payment of principal, premium or interest on any Note;

•	an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any Note;

•	a reduction in the percentage of outstanding Notes necessary to consent to the modification or amendment of the Indenture; or

•	a modification of these requirements or a reduction to less than a majority of the percentage of outstanding Notes necessary to waive any past default. (Section 12.02 of the Indenture.)
Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding Notes.
Defeasance and Discharge
We may be discharged from all obligations relating to the Notes and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of Notes, money or U.S. government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the Notes on the dates those payments are due. To discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of Notes must look only to the funds deposited with the Trustee, and not us, for payments on the Notes. (Section 4.01 of the Indenture.)
Consolidation, Merger and Sale of Assets; No Financial Covenants
We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and any premium on all the Notes and our obligation to perform every covenant in the Indenture that we are supposed to perform or observe. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture, and we will be released from all obligations under the Indenture. The Indenture defines all or substantially all of our assets as being 66 2/3 percent or more of our total assets as shown on our balance sheet at the end of the prior year and specifically permits any sale, transfer or conveyance during a calendar year of less than 66 2/3 percent of our total assets without the consent of the holders of the Notes. (Sections 11.01 and 11.02 of the Indenture.)
Unless we indicate otherwise in the applicable prospectus supplement, the Indenture will not contain any financial or other similar restrictive covenants.
Resignation or Removal of Trustee
The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10 of the Indenture.)
The holders of a majority in principal amount of the outstanding Notes may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon (1) notice to the Trustee and the holder of each Note outstanding under the Indenture and (2) appointment of a successor Trustee. (Section 8.10 of the Indenture.)
Concerning the Trustee
UMB Bank, N.A. is the Trustee under the Indenture. We and our affiliates maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities and securities of our affiliates.

BOOK-ENTRY SYSTEM

Unless we indicate otherwise in the applicable prospectus supplement, The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issue of Debt Securities, each in the aggregate principal amount of any such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of any such issue.
DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.
To facilitate subsequent transfers, all Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Debt Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Debt Securities, such as redemptions, tenders, defaults, and proposed amendments to the Debt Security documents. For example, Beneficial Owners of Debt Securities may wish to ascertain that the nominee holding the Debt Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Redemption notices shall be sent to DTC. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Debt Securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions and interest payments on the Debt Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as depository with respect to the Debt Securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, Debt Security certificates are required to be printed and delivered.
We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof.
PLAN OF DISTRIBUTION
We may sell the Securities offered by this prospectus through underwriters, through dealers, through agents, directly to other purchasers or through a combination of these methods, as described in the prospectus supplement relating to an offering of Securities. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
The applicable prospectus supplement will contain specific information relating to the terms of the offering, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the Securities;

•	our net proceeds from the sale of the Securities;

•	any underwriting discounts and other items constituting underwriters' compensation; and

•	the initial public offering price and any discounts, concessions or commissions allowed or re-allowed or paid to dealers.
By Underwriters
If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account. Underwriters may offer the Securities directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
By Dealers
If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.
By Agents and Direct Sales
We may sell the Securities directly to the public, without the use of underwriters, dealers or agents. We may also sell the Securities through agents we designate from time to time. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.
General Information
Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described, in the prospectus supplement.
Our outstanding common stock is listed for trading on the New York Stock Exchange. We may engage in at-the-market offerings of our common stock into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering of our common stock will be through an underwriter or underwriters acting as principal or agent for us.
Under agreements into which we may enter in connection with the sale of Securities, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.
Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.
LEGAL OPINIONS

Legal opinions relating to the Securities and certain other matters will be rendered by our counsel, Williams, Box, Forshee & Bullard, P.C. Oklahoma City, Oklahoma, and Jones Day, Chicago, Illinois. Williams, Box, Forshee & Bullard, P.C. will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions.
Certain legal matters will be passed upon for any underwriters, dealers or agents named in a prospectus supplement by Chapman and Cutler LLP, Chicago, Illinois, or such other underwriters' counsel as may be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of OGE Energy Corp. appearing in OGE Energy Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2012 including the schedule appearing therein, and the effectiveness of OGE Energy Corp.'s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and the audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in or incorporated by reference in this prospectus. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Our Current Reports on Form 8-K, filed with the SEC on January 7, 2013 and March 15, 2013; and

•	Description of our capital stock contained in Exhibit 99.01 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until we sell all of the Securities referred to herein.
We are not required to, and do not expect to, provide annual reports to holders of our debt securities unless specifically requested by a holder.
You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Corporate Secretary
OGE Energy Corp.
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

OGE Energy Corp.